Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 1, 2024, with respect to the consolidated financial statements of MRP Topco, Inc. for the year ended December 31, 2023, included in the Current Report of Kelly Services, Inc. on Form 8-K/A dated July 30, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Kelly Services, Inc. on Form S-3 (File No. 333-271834) and Form S-8 (File No. 333-218039, File No. 333-114837, File No. 333-125091, File No. 333-166798 and File No. 333-201165).

/s/ GRANT THORNTON LLP
Boston, Massachusetts
July 30, 2024